Exhibit 99.1

SABA ANNOUNCES RECEIPT OF ANTICIPATED NASDAQ LETTER

Redwood Shores, Calif., October 8, 2012 – Saba (NASDAQ: SABA), the premier provider of people-centric enterprise solutions, today announced that, as expected, it received a letter (the “NASDAQ Letter”) from the staff of the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) stating that unless the Company requests a hearing before the NASDAQ Hearing Panel that the Company’s common stock is subject to delisting from NASDAQ for noncompliance with Listing Rule 5250(c)(1) (the “filing requirement”) with respect to its failure to file on a timely basis its Form 10-Q for its fiscal quarter ended February 29, 2012 (“Third Quarter Form 10-Q”) and its Form 10-K for its fiscal year ended May 31, 2012 (“Form 10-K”).

The Company announced on October 4, 2012 that it will not be able to file its Third Quarter Form 10-Q and Form 10-K prior to the October 8, 2012 extended filing deadline previously established by the Staff, and that it will not be able to file on a timely basis its Form 10-Q, for its fiscal quarter ended August 31, 2012, which report is due October 10, 2012 (“First Quarter Form 10-Q”), resulting in noncompliance with NASDAQ Listing Rule 5250(c)(1) for that filing.

As previously announced, the Company intends to request a hearing before a NASDAQ Hearings Panel to review the NASDAQ Letter and to request additional time in which to bring its filings with the Securities and Exchange Commission (“SEC”) current. As part of the hearing request, the Company will request a stay of any delisting of its common stock until the hearing takes places and a decision has been issued.

As previously reported, the Company has made substantial progress on completing its financial restatement and preparing the required SEC filings but will require additional time to regain compliance with the NASDAQ filing requirement as a result of the increased scope of work required to complete the restatement. Assuming that the Company’s request for a hearing and stay of the delisting process is granted, then any final decision on delisting of the Company’s common stock or grant of an additional time for the Company to regain compliance with the listing requirements would be deferred until the NASDAQ Hearings Panel can review the Company’s updated plan of compliance and issue a final decision on the Company’s request for additional time to file its SEC reports and regain compliance with the listing requirements.

About Saba

Saba (NASDAQ: SABA) enables organizations to build a transformative workplace that leverages the advent of social networking in business and the ubiquity of mobile to empower an organization’s most mission-critical assets – its people. The company provides a set of people-centric enterprise solutions to various businesses and industries worldwide. Saba delivers cloud-based learning management, talent management, and social enterprise solutions to transform the way people work.

Saba’s premier customer base includes major global organizations and industry leaders in financial services, life sciences and healthcare, high tech, automotive and manufacturing, retail, energy and utilities, packaged goods, and public sector organizations. Saba’s solutions are underpinned by global services capabilities and partnerships encompassing strategic consulting, comprehensive implementation services, and ongoing worldwide support. Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791. SABA, the Saba logo, Saba Centra, and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation: statements regarding the Company’s request for a hearing with the NASDAQ Hearings Panel or the relief that NASDAQ may grant to the Company in connection with the delisting process and the ability of the Company to complete the restatement in a timely manner and to file the required SEC filings in order to regain compliance with the NASDAQ listing requirements. There can be no assurance that NASDAQ will grant the Company’s request that its common stock be allowed to remain listed until its appeal before the Hearings Panel could be made or thereafter. The outcome of the NASDAQ Hearing Panel process and the restatement implementation are both inherently unpredictable. There can be no assurance that the Company will complete its financial restatement or file its delayed Third Quarter 10-Q, Form 10-K or First Quarter 10-Q with the SEC on the schedule that it expects. The actual timing or outcome of these matters could differ materially from those expressed in any forward-looking statements due to, among other things, other required adjustments to the Company’s financial statements that are not currently known or identified. Readers should refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2011, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

Contact:

Roy Lobo

Saba

VP of Investor Relations

(650) 696-1610

roylobo@saba.com